Exhibit 99.2

CARLILE BANCSHARES, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF

CARLILE BANCSHARES, INC. AS OF AND FOR THE

YEARS ENDED DECEMBER 31, 2016 AND 2015

CARLILE BANCSHARES, INC.

Fort Worth, Texas

FINANCIAL STATEMENTS

December 31, 2016 and 2015

Crowe Horwath LLP Independent Member Crowe Horwath International

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Carlile Bancshares, Inc.

Fort Worth, Texas

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Carlile Bancshares, Inc., which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carlile Bancshares, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Other Legal and Regulatory Requirements

We also have audited in accordance with auditing standards generally accepted in the United States of America, Carlile Bancshares, Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated April 1, 2017 expressed an unmodified opinion.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Dallas, Texas

April 1, 2017

CARLILE BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(Dollars in thousands, except per share amounts)

	2016	2015
ASSETS
Cash and due from banks	$42,040	$35,646
Interest-bearing demand deposits in other banks	69,197	214,600

Cash and cash equivalents	111,237	250,246
Interest-bearing time deposits in other banks	11,025	11,515
Securities available for sale	350,869	405,722
Loans held for sale	17,181	10,848
Loans, net of fees	1,433,665	1,390,535
Less: Allowance for loan losses	(28,870)	(14,479)

Loans, net	1,404,795	1,376,056
Premises and equipment, net	61,738	66,263
Goodwill	117,564	117,564
Other intangible assets, net	7,779	9,487
Bank-owned life insurance	52,833	41,220
Other real estate owned, net	5,801	8,862
Deferred tax asset, net	22,947	16,085
Accrued interest receivable and other assets	25,038	27,362

Total assets	$2,188,807	$2,341,230

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$642,849	$638,092
Interest-bearing	1,184,176	1,255,788

Total deposits	1,827,025	1,893,880
Accrued interest payable and other liabilities	10,510	12,500
Securities sold under agreements to repurchase	19,081	19,947
Junior subordinated debentures	12,453	12,018

Total liabilities	1,869,069	1,938,345
Equity
Preferred stock, 1,000,000 shares authorized; none issued	—	—
Common stock, par value $1.00 per share; 75,000,000 shares authorized; 35,064,719 and 34,996,044 shares issued and outstanding at December 31, 2016 and 2015, respectively	34,998	34,996
Additional paid-in capital	293,319	322,883
Retained earnings (deficit)	(6,680)	40,752
Accumulated other comprehensive loss	(1,899)	(349)

Total shareholders’ equity	319,738	398,282
Noncontrolling interest in consolidated subsidiary	—	4,603

Total equity	319,738	402,885

Total liabilities and equity	$2,188,807	$2,341,230

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2016 and 2015

	2016	2015
Interest income:
Loans, including fees	$78,618	$76,985
Investment securities	7,682	8,409
Interest-bearing deposits and other	952	861

Total interest income	87,252	86,255

Interest expense:
Deposits	4,358	3,799
Other borrowings	850	739

Total interest expense	5,208	4,538

Net interest income	82,044	81,717
Provision for loan losses	14,726	2,218

Net interest income after provision for loan losses	67,318	79,499

Noninterest income:
Service charges on deposit accounts	4,127	4,487
Gains on loans sold	13,745	10,956
Bank owned life insurance	1,655	1,334
Other	8,934	9,092

Total noninterest income	28,461	25,869

Noninterest expense:
Salaries, wages, and employee benefits	45,689	42,940
Occupancy and equipment	9,858	10,178
Professional fees	3,978	3,443
Data processing	5,773	5,282
Amortization of intangibles	1,651	1,885
Net costs attributable to other real estate and other repossessed assets	847	984
Acquisition and merger related	1,217	66
Other	9,602	10,306

Total noninterest expense	78,615	75,084

Operating income before income taxes	17,164	30,284
Income tax expense	3,979	7,997
Net income	13,185	22,287
Net income attributable to noncontrolling interest	(315)	(627)

Net income to Carlile shareholders	$12,870	$21,660

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2016 and 2015

	2016	2015
Net income	$13,185	$22,287
Other comprehensive loss:
Unrealized holding losses arising during the year	(2,365)	(56)
Realized gains on sale of securities recognized through income	(13)	(17)
Tax effect	828	31

Other comprehensive loss	(1,550)	(42)

Total comprehensive income	11,635	22,245
Total comprehensive income attributable to noncontrolling interest	(315)	(627)

Total comprehensive income to Carlile shareholders	$11,320	$21,618

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years ended December 31, 2016 and 2015 (Dollars in thousands)

						Noncontrolling
			Additional	Retained	Accumulated Other	Interest in
	Common Stock		Paid-in	Earnings	Comprehensive	Consolidated
	Shares	Amount	Capital	(Deficit)	Loss	Subsidiary	Total
Balance, January 1, 2015	34,995,044	$34,995	$322,303	$19,092	$(307)	$4,235	$380,318
Net income – Carlile shareholders	—	—	—	21,660	—	—	21,660
Net income attributable to noncontrolling interest	—	—	—	—	—	627	627
Other comprehensive loss, net	—	—	—	—	(42)	—	(42)
Stock option expense	—	—	568	—	—	—	568
Noncontrolling interest distributions	—	—	—	—	—	(259)	(259)
Common stock issuance	1,000	1	12	—	—	—	13

Balance, December 31, 2015	34,996,044	34,996	322,883	40,752	(349)	4,603	402,885
Net income – Carlile shareholders	—	—	—	12,870	—	—	12,870
Net income attributable to noncontrolling interest	—	—	—	—	—	315	315
Other comprehensive loss, net	—	—	—	—	(1,550)	—	(1,550)
Cash dividends paid ($2.50 per share)	—	—	(27,339)	(60,305)	—	—	(87,644)
Stock option expense	—	—	669	—	—	—	669
Noncontrolling interest distributions	—	—	—	3	—	(142)	(139)
Increase in ownership of consolidated subsidiary	—	—	(1,899)	—	—	(4,776)	(6,675)
Restricted stock, net	66,425	—	224	—	—	—	224
Stock options settled in cash	—	—	(1,247)	—	—	—	(1,247)
Common stock issuance	2,250	2	28	—	—	—	30

Balance, December 31, 2016	35,064,719	$34,998	$293,319	$(6,680)	$(1,899)	$—	$319,738

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2016 and 2015

	2016	2015
Operating Activities
Net income	$13,185	$22,287
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	14,726	2,218
Discount accretion, net	(1,653)	(2,731)
Depreciation and amortization	5,218	5,665
Deferred income tax expense	(6,034)	6,411
Stock option and restricted stock expense	893	568
Write-down of other real estate owned	146	1,508
Gain on sale of other real estate owned and repossessed assets	(1,266)	(1,624)
Decrease in notes payable carrying amount	—	(268)
Gain on sales of securities available for sale	(13)	(17)
Originations of loans held for sale	(290,513)	(265,506)
Proceeds from sale of loans held for sale	297,925	276,680
Gain on sale of loans held for sale	(13,745)	(10,956)
Bank-owned life insurance income	(1,655)	(1,334)
Net change in operating assets and liabilities:
(Increase) decrease in accrued interest receivable and other assets	3,829	(3,834)
Increase (decrease) in accrued interest payable and other liabilities	(1,947)	2,974

Net cash provided by operating activities	19,096	32,041
Investing Activities
Increase in ownership of consolidated subsidiary	(6,675)	—
Decrease in interest-bearing time deposits in other banks	490	10,780
Proceeds from sales of available for sale securities	1,410	2,114
Proceeds from maturities and paydowns of securities available for sale	64,068	71,614
Purchases of available for sale securities	(15,044)	(53,491)
Decrease (increase) in loans receivable, net	(41,869)	56,606
Increase of premises and equipment, net	(1,623)	(989)
Cash settlement of branch divestiture, net	(3,706)	—
Proceeds from sales of other real estate owned	6,705	9,628
Improvements to other real estate owned	(60)	—
Decrease (increase) of bank-owned life insurance, net	(9,958)	212

Net cash provided by (used in) investing activities	(6,262)	96,474
Financing Activities
Dividends paid	(87,644)	—
Proceeds from issuance of common stock	30	13
Stock options settled in cash	(1,247)	—
Decrease in deposits, net	(61,977)	(70,062)
(Decrease) increase in repurchase agreements, net	(866)	1,347
Principal repayments on notes payable	—	(4,656)
Noncontrolling interest distributions	(139)	(259)

Net cash used in financing activities	(151,843)	(73,617)

Net change in cash and cash equivalents	(139,009)	54,898
Cash and cash equivalents at beginning of year	250,246	195,348

Cash and cash equivalents at end of year	$111,237	$250,246

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2016 and 2015

	2016	2015
Supplemental cash flow information:
Interest paid	$4,813	$4,208
Income taxes paid	9,400	2,090
Supplemental non-cash flow information:
Loans foreclosed and transferred to other real estate owned	2,547	971
Premises and equipment transferred to other assets	1,503	3,459

Non-cash assets and liabilities sold in branch divestiture are included in the accompanying notes.

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: Carlile Bancshares, Inc. (Carlile) is a bank holding company headquartered in Fort Worth, Texas. Carlile was incorporated on April 8, 2010, with 1,000,000 and 75,000,000 shares of authorized preferred stock and common stock, respectively, for the purpose of acquiring and operating commercial banks. The following summarizes historical acquisition activity:

Entity

	Year Acquired	State of Operation	Carlile Percentage
Treaty Oak Bank	2011	Texas	100%
Community State Bank	2011	Texas	100%
The Bank at Broadmoor	2012	Colorado	100%
Northstar Financial Corporation (including wholly owned subsidiary Northstar Bank of Texas)	2012	Texas	100%
Washington Investment Company (including wholly owned subsidiary Colorado Community Bank)	2012	Colorado	100%
Goldome Financial, LLC	2012	Texas	51%
Community Bankers, Inc. (including wholly owned subsidiary Community Bank)	2014	Texas	100%

The banking operations of the acquired Texas entities were merged into one banking charter, Northstar Bank of Texas (Northstar Texas) and the banking operation of the acquired Colorado entities were merged into one banking charter, Northstar Bank of Colorado (Northstar Colorado). Northstar Texas acquired a majority ownership position of Goldome Financial, LLC (Goldome) and consolidates the operations of Goldome. On June 30, 2016, Northstar Texas acquired the remaining ownership of Goldome with Goldome becoming a wholly owned subsidiary of Northstar Texas.

On October 7, 2016, Northstar Texas and Northstar Colorado were merged into one banking charter Northstar Bank (Northstar). Northstar (the Bank) is wholly owned subsidiaries of Carlile. Carlile’s primary activities are to assist the Bank in the management and coordination of their financial resources. As of December 31, 2016, the Bank provide a full range of banking services to individual and corporate customers in North Texas, Central Texas and Colorado. The Bank is engaged in traditional community banking activities, which include commercial and retail lending, deposit gathering, investment and liquidity management activities.

Additional wholly owned subsidiaries of Carlile include Washington Investment Company (WIC), its wholly owned subsidiary Colorado Front Range Holdings, Inc. (CFRH) and Carlile Capital, LLC (Carlile Capital). Carlile Capital holds and manages non-performing loans and other real estate owned while the remaining entities are largely inactive.

On November 21, 2016, the Company entered into a definitive agreement with Independent Bank Group, Inc. See Note 16 for additional information.

Basis of Presentation: The accompanying consolidated financial statements include the accounts of the aforementioned entities and are collectively referred to as “the Company.” All significant intercompany balances and transactions have been eliminated in consolidation

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flows: For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as cash and due from banks, and interest-bearing demand and time deposits in other banks with original maturities of less than three months. Net cash flows are reported for loans, premises and equipment, deposit transactions, repurchase agreements and interest-bearing time deposits in other banks.

Cash and Interest-Bearing Demand and Time Deposits in Other Banks: The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Management regularly evaluates the credit risk associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks.

The Banks were required to have $10.6 million and $18.0 million in 2016 and 2015, respectively, of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at December 31, 2016 and 2015. The Company held interest- bearing time deposits in other banks with original maturities greater than three months of $11.0 million and $11.5 million at December 31, 2016 and 2015, respectively.

Investment Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and the Company has the ability to hold them until maturity. Securities are classified as available for sale when they may be sold before maturity and are carried at fair value, with the unrealized holding gains and losses reported as a component of accumulated other comprehensive income, net of tax. Management determines the appropriate classification of securities at the time of purchase.

Interest income includes amortization of purchase premiums and accretion of discounts. Realized gains and losses are derived from the amortized cost of the security sold and are recognized in earnings using the specific identification method. Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans: Loans are stated at the principal amount outstanding net of unamortized premiums and unaccreted discounts. Premiums and discounts were derived from (i) unamortized premiums and costs on originated loans; or (ii) unamortized premiums or discounts recognized as part of business combinations.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan origination fees and certain direct loan origination costs are deferred and amortized over the lives of the respective loans using the interest method. Interest income on loans is accrued as earned using the simple interest method over the life of the loan.

The past due status of loans is determined based on the contractual terms. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued and unpaid during prior periods is reversed. Generally, any payments received on nonaccrual loans are applied first to outstanding loan principal amounts and then to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest and fees. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Acquisition Accounting for Loans: Loans acquired in business combinations are initially recorded at fair value based on a discounted cash flow valuation methodology that considers, among other things, projected default rates, loss given defaults, and recovery rates with no carryover of any existing allowance for loan losses. Acquired loans with evidence of credit quality deterioration at acquisition are reviewed to determine if it is probable that the Company will not be able to collect all contractual amounts due, including both principal and interest. When such conditions exist, loans are accounted for as purchased impaired.

The Company estimates the total cash flows expected to be collected from the purchased impaired loans, which include undiscounted expected principal and interest, using credit risk, interest rate, and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity, and payment speeds. The excess of the estimated undiscounted total cash flows expected to be collected over the fair value of the related purchased impaired loans represents the accretable yield, which is recognized as interest income on a level-yield basis over the remaining period of estimated loan cash flows of the related loan. The difference between the estimated undiscounted contractual principal and interest and the undiscounted cash flows expected to be collected is the nonaccretable difference, which reflects the impact of estimated credit losses and other factors. Subsequent increases in expected cash flows will result in a recovery of any previously recorded allowance for loan losses, to the extent applicable, and a reclassification from nonaccretable difference to accretable yield, which is recognized prospectively over the remaining period of estimated loan cash flows. Subsequent decreases in expected cash flows will result in an impairment charge recorded as a provision for loan losses, resulting in an addition to the allowance for loan losses and a reclassification from accretable yield to nonaccretable difference. A loan disposal, which may include a loan sale, receipt of payment in full from the borrower, or foreclosure, results in removal of the loan at its allocated carrying amount.

For acquired loans not deemed credit-impaired at acquisition, the difference between the initial fair value and the unpaid principal balance is recognized as interest income on a level-yield basis over the contractual lives of the related loans.

Allowance for Loan Losses: The allowance for loan losses (ALL) represents probable incurred credit losses and is established through a provision for loan losses charged to expense. Loans are charged off against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The collectability of individual loans is determined through an estimate of the fair value of the underlying collateral and/or assessment of the financial condition and repayment capacity of the borrower. The allowance is an amount that management believes will be adequate to absorb probable incurred losses on existing loans based on an evaluation of the collectability of loans and any prior loss experience.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance for loan losses consists of specific and general reserves. General reserves are based on management’s evaluation of many factors, including historical loss experience as well as other factors such as, current economic trends, industry experience, industry loan concentrations, the borrowers’ abilities to repay and repayment performance and probability of foreclosure. All loans are subject to impairment classification, and the Company’s allowance for loan losses includes a specific reserve which measures impairment related to those loans identified as impaired. The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all principal and interest due according to the contractual terms of the loan agreement. This measurement is based on a comparison of the recorded investment in the loan, with either the present value of expected cash flows or the fair value of the collateral underlying certain collateral-dependent loans.

Third-party valuations are generally obtained at the time of origination for real estate-secured loans. When a determination is made that a loan has deteriorated to the point of becoming an impaired loan, updated valuations may be ordered to help determine if there is impairment, which may lead to a charge-off or appropriate allowance allocation. Property valuations are ordered through, and reviewed by, the Company’s credit department. The Company typically orders an “as is” valuation for collateral property if the loan is classified as substandard (or worse).

Ultimate losses may vary from current estimates, and as adjustments to the loan loss reserve become necessary, they are included in earnings in the period they become known. Loans that are determined to be uncollectible are charged off against the allowance for loan losses once that determination is made. While management uses available information to make loan loss allowance allocations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The Company has an established methodology to determine the adequacy of the ALL that assesses the risks and losses incurred in the Company’s loan portfolio. Each class of loans requires significant judgment to determine the estimation method that fits the credit risk characteristics of its portfolio segment. The Company uses an internally developed model in this process. Management uses judgment in establishing additional input metrics for the modeling processes. The ALL adequacy is determined using estimates subject to judgment regarding risks as well as other relevant factors.

The estimated allowance for the general reserve is determined by applying a historical loss factor adjusted for current environmental conditions. Historical loss factors are calculated based on the historical net loss experience of specific types of loans. The historical loss ratios are periodically updated based on actual charge-off experience.

The ALL is adjusted based on a qualitative analysis of risk, available economic data, and environmental factors. On a quarterly basis, senior management evaluates the degree of risks using several qualitative and quantitative factors. The results of this evaluation are input into a matrix to determine an appropriate environmental factor. The various risks that may be considered in the determination of the environmental factor include, among other things, (i) the experience, ability, and effectiveness of the Company’s lending management and staff; (ii) the effectiveness of the Company’s loan policies, procedures, and internal controls; (iii) changes in asset quality; (iv) the effectiveness of the loan review function; and (v) economic outlook, both locally and nationally. In periods where the risks are perceived to be higher, the risk- weighting matrix will generally result in a higher environmental factor, which, in turn, will result in higher levels of general allowance allocations. The opposite holds true in periods where the risks are perceived to be lower.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold without servicing rights retained. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Concentrations of Credit: The majority of the Company’s lending activity occurs within the states of Texas and Colorado. The majority of the Company’s loan portfolio consists of commercial, industrial, and commercial real estate loans. As of December 31, 2016 and 2015, there were no concentrations of loans related to any single industry in excess of 10% of total loans. This was determined by utilizing guidance provided by the North American Industry Classification System codes.

Related-Parties: In the ordinary course of business, the Company will grant loans to certain directors, executive officers, and their affiliates (collectively referred to as related parties). The balance of the loans and/or loan commitments to related parties at December 31, 2016 and 2015 was $3.1 million and $4.5 million, respectively. Legal fees of $60 thousand and $35 were paid to a director’s law firm in 2016 and 2015, respectively.

Bank-Owned Life Insurance: The Company has life insurance policies on certain key employees. Bank- owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement and is carried at fair value.

Other Real Estate Owned: Other real estate owned (OREO) is foreclosed property held pending disposition and is initially recorded at fair value, less estimated costs to sell. At foreclosure, if the fair value of the real estate, less estimated costs to sell, is less than the Company’s recorded investment in the related loan, a write-down is recognized through a charge to the allowance for loan losses. Any subsequent reduction in value is recognized by a charge to operations. Operating and holding expenses of such properties, net of related income, are expensed as incurred.

Premises and Equipment, net: Land is carried at cost. Building and improvements and furniture and equipment are carried at cost, less accumulated depreciation, computed principally by the straight-line method based on the estimated useful life of the related property, which ranges from 3 to 39 years. Leasehold improvements are generally depreciated over the lesser of the term of the respective leases or the estimated useful lives of the improvements. Gains and losses on disposition and maintenance and repairs are included in current operations.

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. At December 31, 2016 and 2015, the Company reported FHLB stock of $859 thousand and $1.3 million, respectively, in accrued interest receivable and other assets.

Federal Reserve Bank (FRB) Stock: The Bank is a member of the regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

At December 31, 2016 and 2015, the Company reported FRB stock of $9.0 million and $10.4 million, respectively, in accrued interest receivable and other assets.

Goodwill and Other Intangible Assets: Goodwill is determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill determined to have an indefinite useful life is not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected October 1 as the date to perform the annual impairment test.

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet. Other intangible assets consist of core deposit intangible assets arising from prior bank acquisitions.

Core deposit intangibles are amortized over 7 to 10 years, utilizing a method that approximates the expected attrition of the underlying deposits, and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight- line basis over the requisite service period for the entire award.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Income Taxes: The Company accounts for taxes under the asset and liability method. Under the asset and liability method, balance sheet amounts of deferred income taxes are recognized for the temporary differences between the bases of assets and liabilities measured by tax laws and their bases as reported in the financial statements. Recognition of deferred tax asset balance sheet amounts is based on management’s belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. Deferred tax expense or benefit is then recognized for the changes in deferred tax liabilities or assets between periods. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax-expense represents the total of the current-year income tax due or refundable and the change in the deferred tax assets and liabilities.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Deferred taxes are determined based on temporary differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse. Valuation allowances recorded on the balance sheet dates are necessary in cases where management believes that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. While management currently projects future taxable income, there can be no assurance that such income will actually be recognized.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses net of tax effects on securities available for sale, which are also recognized as separate components of equity.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through April 1, 2017, which is the date the financial statements were available to be issued.

Adoption of New Accounting Standards: In January 2016, the FASB issued ASU 2016-1 Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-1, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (vii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. ASU 2016-1 will be effective for the Company on January 1, 2019 and is not expected to have a significant impact on the Company’s financial statements.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2016, the FASB issued ASU 2016-02 Leases. ASU 2016-02 will amend current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. The amended guidance will be effective for the Company on January 1, 2020 and will require transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company continues to evaluate the provision of the new lease standard but, due to the small number of lease agreements presently in effect for the Company, it and does not anticipate that the new guidance will have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-09 Compensation – Stock Compensation: Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 will amend current guidance such that all excess tax benefits and tax deficiencies related to share-based payment awards will be recognized as income tax expense or benefit in the income statement during the period in which they occur. Additionally, excess tax benefits will be classified along with other income tax cash flows as an operating activity rather than a financing activity. ASU 2016-09 also provides that any entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest, which is the current requirement, or account for forfeitures when they occur. ASU 2016-09 will be effective January 1, 2018 and is not expected to have a significant impact on the Company’s financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses. ASU 2016-13 implements a comprehensive change in estimating the allowances for loan losses from the current model of losses incurred in the loan portfolio to a current expected credit loss model that generally is expected to result in earlier recognition of allowances for losses. Additionally, purchase accounting rules have been modified as well as credit losses on held-to-maturity debt securities. ASU 2016-13 will be effective in the first quarter of 2021. While the Company generally expects that the implementation of ASU 2016-13 will increase their allowance for loan losses balance, the Company is continuing to evaluate the potential impact on the Company’s financial statements.

In January 2017, the FASB Issued ASU 2017-04, Intangibles – Goodwill and Other. ASU 2017-04 will amend and simplify current goodwill impairment testing to eliminate Step 2 from the current provisions. Under the new guidance, an entity should perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying value and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. An entity still has the option to perform the quantitative assessment for a reporting unit to determine if a quantitative impairment test is necessary. ASU 2017-04 will be effective for the Company on January 1, 2021 and is not expected to have a significant impact on the Company’s financial statements.

NOTE 2 - ACQUISITION AND DIVESTITURE ACTIVITY

Acquisitions have been an integral part of the Company’s growth strategy. All acquisitions were accounted for using the acquisition method of accounting. Accordingly, the assets and liabilities of the acquired entities were recorded at their estimated fair values at the acquisition date.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 2 - ACQUISITION AND DIVESTITURE ACTIVITY (Continued)

The objective of each transaction was to expand the Company’s geographical footprint, customer base and service offerings to the community. The Company expects to realize operating synergies from each of the transactions. This resulted in a purchase price that contributed to the recognition of goodwill. The acquisitions are summarized as follows:

Business Acquired	Date of Closing	Net Assets Acquired	Form of Consideration
(In Millions)
Treaty Oak Bank	February 9, 2011	$4.5	Cash/Note Payable
Community State Bank	February 10, 2011	2.5	Cash/Note Payable
The Bank at Broadmoor	August 24, 2011	20.3	Cash/Note Payable
Northstar Financial Corporation	July 2, 2012	114.7	Cash
Washington Investment Company	December 28, 2012	35.5	Cash/Note Payable
Goldome Financial, LLC – 51%	December 28, 2012	6.8	Cash/Earn-Out
Community Bankers, Inc.	August 12, 2014	106.5	Cash
Goldome Financial, LLC – 49%	June 30, 2016	6.7	Cash

Each of the acquired businesses has been included in the results of operations since the date of closing. Accordingly, the operating results for the periods presented are not entirely comparable due to these acquisitions and related costs. The measurement period for the Company to determine the fair values of acquired identifiable assets and assumed liabilities ends at the earlier of (i) twelve months from the date of the acquisition or (ii) as soon as the Company receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable. A brief description of 2016 acquisitions and divestiture activity follows:

Goldome Financial, LLC – 49%.: On June 30, 2016, the Company acquired the 49% of Goldome not already owned by the Company for approximately $6.7 million in cash.

Branch Divestiture: On February 18, 2016, the Company sold one of its Austin branches and certain assets and liabilities attributable to the branch including deposits which totaled $4.9 million. Net payment made by the Company for the sale was $3.7 million and the company recorded a gain on sale of $85 thousand.

NOTE 3 – SECURITIES AVAILABLE FOR SALE

Year-end investment securities available for sale consisted of the following (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2016
U.S. Treasury securities	$22,940	$64	$(2)	$23,002
U.S. government agencies	57,991	134	(36)	58,089
Residential mortgage-backed securities	174,025	93	(3,313)	170,805
State and political subdivisions	93,300	780	(318)	93,762
Other securities	5,535	—	(324)	5,211

Total	$353,791	$1,071	$(3,993)	$350,869

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 3 – SECURITIES AVAILABLE FOR SALE (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2015
U.S. Treasury securities	$22,894	$58	$(10)	$22,942
U.S. government agencies	58,758	81	(33)	58,806
Residential mortgage-backed securities	214,069	506	(2,118)	212,457
State and political subdivisions	105,127	1,451	(240)	106,338
Other securities	5,418	—	(239)	5,179

Total	$406,266	$2,096	$(2,640)	$405,722

Residential mortgage-backed securities have been issued and/or guaranteed by U.S. government agencies or U.S. government sponsored enterprises.

Year-end investment securities with unrealized losses, segregated by length of time that the investments have been continuously in an unrealized loss position as of December 31, 2016 and 2015, were as follows (in thousands):

	Less Than 12 Months		More Than 12 Months		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
2016
U. S. Treasury securities	$2,047	$(2)	$—	$—	$2,047	$(2)
U. S. Government agencies	14,988	(36)	—	—	14,988	(36)
Residential mortgage-backed securities	138,680	(2,519)	20,097	(794)	158,777	(3,313)
State and political subdivisions	44,367	(297)	4,820	(21)	49,187	(318)
Other securities	—	—	5,211	(324)	5,211	(324)

Total	$200,082	$(2,854)	$30,128	$(1,139)	$230,210	$(3,993)

2015
U. S. Treasury securities	$2,079	$(10)	$—	$—	$2,079	$(10)
U. S. Government agencies	17,283	(33)	—	—	17,283	(33)
Residential mortgage-backed securities	79,869	(661)	47,797	(1,457)	127,666	(2,118)
State and political subdivisions	31,778	(146)	9,147	(94)	40,925	(240)
Other securities	—	—	5,179	(239)	5,179	(239)

Total	$131,009	$(850)	$62,123	$(1,790)	$193,132	$(2,640)

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 3 - SECURITIES AVAILABLE FOR SALE (Continued)

As of December 31, 2016, management does not have the intent to sell any of the securities classified as available for sale in the table above and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased or acquired through acquisition. The fair value is expected to recover as the investments approach their maturity date or repricing date or if market yields for such investments decline.

Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2016 and 2015, management believes the impairments detailed in the table above are temporary, and no impairment loss has been realized in the Company’s consolidated statements of net income.

The amortized cost and estimated fair value of securities at December 31, 2016 and 2015, respectively, are presented below by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage-backed securities are shown separately since they are not due at a single maturity date.

	(In Thousands)
	Amortized	Estimated
	Cost	Fair Value
2016
Due in one year or less	$33,225	$32,919
Due after one year through five years	112,577	112,770
Due after five years through ten years	21,420	21,596
Due after ten years	12,544	12,778
Residential mortgage-backed securities	174,025	170,806

Total	$353,791	$350,869

2015
Due in one year or less	$21,454	$21,213
Due after one year through five years	123,331	123,480
Due after five years through ten years	30,380	31,025
Due after ten years	17,032	17,547
Residential mortgage-backed securities	214,069	212,457

Total	$406,266	$405,722

Securities with carrying values of approximately $116.5 million and $114.7 million were pledged to secure certain deposits and balances under agreements to repurchase at December 31, 2016 and 2015, respectively.

There were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

The proceeds from sales of securities and the associated gains and losses recognized through income are listed below (in thousands):

	2016	2015
Proceeds	$1,410	$2,114
Gross Gains	13	17
Gross Losses	—	—

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans were as follows at December 31 (in thousands):

	2016	2015
Commercial and industrial	$390,045	$336,904
Commercial real estate	519,483	510,626
Construction and land development	222,781	216,908
1-4 family residential loans	159,758	179,299
Agriculture	107,438	105,020
Consumer	34,160	41,778

Loans, net of fees	$1,433,665	$1,390,535

Deferred fees, net of loan origination costs, were $2.1 million and $1.5 million in 2016 and 2015, respectively, and are included in the respective loan balances presented in the above table.

The Company utilizes independent loan review consultants to review and validate the credit risk within significant loan portfolios on a periodic basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

Commercial and Industrial Loans: The Company’s commercial loans are generally made in the Company’s markets and are underwritten based on the borrower’s ability to generate cash flow to service the debt. The Company generally secures such loans with accounts receivable and inventory, available real estate, equipment, or other assets owned by the borrower. Personal guaranties are obtained from primary owners. Working capital loans are generally collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets. Commercial loans often involve more credit risk than residential mortgage loans and commercial mortgage loans. The increased risk in commercial loans is attributable to the nature of the collateral and the dependency on successful operations of the business for repayment. As a result, commercial loans require more thorough underwriting and servicing than other types of loans. The Company also provides mortgage warehouse lending to mortgage bankers across a broad geographic scale. Such loans are underwritten, in part, on approved investor takeout commitments. These loans have a very short duration ranging between 10 and 15 days. In some cases, loans to larger mortgage originators may be financed for up to 60 days. These loans are reported as business loans since the loans are secured by notes receivable, not real estate.

Commercial Real Estate: Owner-occupied and investor-owned real estate secure the Company’s commercial real estate loans. These loans are generally collateralized by first liens on real estate, generally have variable interest rates (up to five-year fixed rates) and amortize over a 15- to 25-year period. The owner-occupied loans are dependent on the successful operations of the business, whereas the investor-owned properties are underwritten on the basis of the property’s performance. Accordingly, repayment of these investor-owned property loans may be subject to fluctuations in the real estate market or the economy. The Company incorporates an analysis of the property’s operating history, future operating projections, current and projected occupancy, location and physical condition in the underwriting of these loans. The underwriting analysis also generally includes credit verification, analysis of global cash flow, appraisals, and a review of the financial condition of the borrower.

1-4 Family Residential Loans: The Company also originates 1-4 family residential mortgage loans collateralized by owner-occupied residential properties located in the Company’s market areas and may be retained by the Company or sold in the secondary market. The Company offers a variety of mortgage loan products based on the secondary market investors’ criteria. The Company finances investor-owned 1-4 family residential loans on terms that generally limit the interest rate risk exposure by incorporating periodic pricing adjustments in the loan structures.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Construction and Land Development Loans: The Company makes loans to finance the construction of residential and nonresidential properties in its markets. Construction loans generally are collateralized by first liens on real estate and are structured with floating interest rates. The projects are monitored through periodic inspections that precede the developer’s funding request. Construction loans are subject to completion risk and fluctuations in market value during the construction period. The uncertainties inherent in estimating construction costs, and the market value of the completed project, make it difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success or sale of the project rather than the ability of a borrower or guarantor to repay the loan. If the Company is forced to foreclose on a project prior to completion, there is no assurance that the Company will be able to recover the entire unpaid portion of the loan. In addition, the Company may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. While the Company has underwriting procedures designed to identify what it believes to be acceptable levels of risks in construction lending, no assurance can be given that these procedures will prevent losses from the risks described above.

Agriculture Loans: The Company provides agriculture loans for cattle and short-term crop production, including cotton, wheat, milo, and corn, dairy operations, farm equipment, and agriculture real estate financing. The Company evaluates agriculture borrowers primarily based on their historical profitability, level of experience in their particular agriculture industry, overall financial capacity, and the availability of secondary collateral to withstand economic and natural variations common to the industry. Because agriculture loans present a higher level of risk associated with events caused by nature, the Company makes on-site visits and inspections in order to identify and monitor such risks. The primary source of repayment for crop production loans is the sale of the crop. The risks associated with crop production require such loans to be additionally secured by harvested crops in storage, equipment, or land. Crop insurance is often required to support these loans.

Consumer Loans: Consumer loans made by the Company generally include direct “A” credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized), and deposit account collateralized loans. The terms of these loans typically range from 12 to 180 months and vary based upon the nature of the collateral and size of the loan. Generally, consumer loans entail greater risk than do real estate secured loans, particularly in the case of consumer loans that are unsecured or collateralized by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount that can be recovered on such loans.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the activity in the allowance for loan losses for the years ended December 31, 2016 and 2015, by loan type (in thousands):

	Commercial and Industrial	Commercial Real Estate	Construction and Land Development	1-4 Family Residential	Agriculture	Consumer	Total
Allowance for loan losses
Beginning balance, January 1, 2016	$5,482	$3,878	$2,624	$1,128	$860	$507	$14,479
Provision for credit losses	13,548	188	1,419	(117)	(164)	(148)	14,726
Charge-offs	(506)	—	(56)	(17)	—	(85)	(664)
Recoveries	140	99	—	32	—	58	329

Ending balance, December 31, 2016	$18,664	$4,165	$3,987	$1,026	$696	$332	$28,870

Period-end amount allocated to:
Loans individually evaluated for impairments	$14,544	$256	$407	$10	$—	$—	$15,217
Loans collectively evaluated for impairments	4,120	3,855	3,532	1,016	696	332	13,551
Loans acquired with deteriorated credit quality	—	54	48	—	—	—	102

Ending balance, December 31, 2016	$18,664	$4,165	$3,987	$1,026	$696	$332	$28,870

Loans individually evaluated for impairments	$18,674	$4,233	$6,756	$687	$225	$165	$30,740
Loans collectively evaluated for impairments	371,286	501,256	210,524	156,481	103,039	33,901	1,376,487
Loans acquired with deteriorated credit quality	85	13,994	5,501	2,590	4,174	94	26,438

Total loan balance, December 31, 2016	$390,045	$519,483	$222,781	$159,758	$107,438	$34,160	$1,433,665

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial and Industrial	Commercial Real Estate	Construction and Land Development	1-4 Family Residential	Agriculture	Consumer	Total
Allowance for loan losses
Beginning balance, January 1, 2015	$3,069	$3,202	$3,325	$1,438	$461	$1,285	$12,780
Provision for credit losses	2,517	914	(700)	(259)	405	(659)	2,218
Charge-offs	(313)	(154)	(1)	(69)	—	(170)	(707)
Recoveries	209	(84)	—	18	(6)	51	188

Ending balance, December 31, 2015	$5,482	$3,878	$2,624	$1,128	$860	$507	$14,479

Period-end amount allocated to:
Loans individually evaluated for impairments	$1,221	$261	$—	$11	$—	$77	$1,570
Loans collectively evaluated for impairments	4,261	3,525	2,455	1,117	860	430	12,648
Loans acquired with deteriorated credit quality	—	92	169	—	—	—	261

Ending balance, December 31, 2015	$5,482	$3,878	$2,624	$1,128	$860	$507	$14,479

Loans individually evaluated for impairments	$5,669	$3,871	$143	$877	$835	$547	$11,942
Loans collectively evaluated for impairments	330,002	490,793	209,554	173,006	99,886	41,130	1,344,371
Loans acquired with deteriorated credit quality	1,233	15,962	7,211	5,416	4,299	101	34,222

Total loan balance, December 31, 2015	$336,904	$510,626	$216,908	$179,299	$105,020	$41,778	$1,390,535

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

As part of the ongoing monitoring of the credit quality of the Company’s loan portfolio and methodology for calculating the ALL, management assigns and tracks loan grades to be used as credit quality indicators. The following is a general description of the loan grades used:

Pass (Grades 1 – 5) - Loans in this category range from the Company’s highest-quality loans (Grade 1) to loans of acceptable to below-average quality and consist of borrowers that have limited additional debt capacity and modest coverage ratios (Grade 5). These loans would be considered “Pass” loans.

Watch (Grade 6) - Loans in this category are considered criticized loans and are placed on the Company’s “Watch List” of problem loans. This rating is assigned to credit relationships that warrant more than the normal degree of supervision because of identified developing adverse trends. These trends, if not reversed in the near future, will develop into weaknesses that may result in a deterioration of the borrower’s repayment ability or deterioration of collateral value. These developing trends may be identified through interim financial statements, slowness of payments, overdraft activity, or other adverse information from outside sources.

Substandard (Grade 7) - Loan relationships in this category are inadequately protected by the current sound worth and/or paying capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Such weaknesses include the inability to generate sufficient cash flow to meet debt service requirements. They are characterized by the distinct possibility that the borrower will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as substandard. Substandard loans may be on accrual or non-accrual status. Impaired loans are a subset of Grade 7 and are generally on non-accrual status.

Doubtful (Grade 8) - Loans in this category include “doubtful” loans in accordance with regulatory guidance. Such loans are no longer accruing interest, and factors indicate that a loss is imminent. These loans are also deemed “impaired.” While a specific reserve may be in place while the loan and collateral is being evaluated, these loans are typically charged down to an amount the Company estimates is collectible.

Loss (Grade 9) - Loans in this category are deemed a “loss” in accordance with regulatory guidelines and have been charged off or charged down. The Company may continue collection efforts and may have partial recovery in the future. No loans were classified in this category at December 31, 2016 or 2015.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table summarizes the Company’s internal ratings of its loans at December 31, 2016 and 2015 (in thousands):

	Pass	Watch	Substandard	Doubtful	Total
2016
Commercial and industrial	$363,683	$9,699	$3,663	$13,000	$390,045
Commercial real estate	498,802	13,672	7,009	—	519,483
Construction and land development	194,865	15,864	12,052	—	222,781
1-4 family residential	156,714	1,772	1,272	—	159,758
Agriculture	95,051	7,809	4,578	—	107,438
Consumer	33,606	100	452	2	34,160

Loans, net of fees	$1,342,721	$48,916	$29,026	$13,002	$1,433,665

2015
Commercial and industrial	$318,620	$12,236	$5,992	$56	$336,904
Commercial real estate	470,182	28,119	12,325	—	510,626
Construction and land development	199,264	10,617	7,027	—	216,908
1-4 family residential	170,511	3,070	5,718	—	179,299
Agriculture	93,990	4,417	6,613	—	105,020
Consumer	40,042	544	1,192	—	41,778

Loans, net of fees	$1,292,609	$59,003	$38,867	$56	$1,390,535

The Company has included purchased credit impaired loans in the above grading tables. The following provides additional detail on the grades applied to those loans at December 31 (in thousands):

	Pass	Watch	Substandard	Doubtful	Total
December 31, 2016	$10,423	$11,101	$4,914	$—	$26,438
December 31, 2015	$4,725	$15,978	$13,519	$—	$34,222

Purchase credit impaired loans may remain on accrual status to the extent the Company can reasonably estimate the amount and timing of expected future cash flows. At December 31, 2016 and 2015, non- accrual purchased credit impaired loans were $4.4 million and $8.8 million, respectively. An aging analysis of past-due loans at December 31, 2016 and 2015 (excluding purchased impaired loans of $26.4 million and $34.2 million, respectively) is as follows (in thousands):

	Accruing Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Loans 90 or More Days Past Due	Current Loans	Total
2016
Commercial and industrial	$2,551	$1,392	$1,243	$386,017	$389,960
Commercial real estate	1,518	1,022	—	502,949	505,489
Commercial and land development	5,678	—	—	211,602	217,280
1-4 family residential	861	96	—	156,211	157,168
Agriculture	269	179	—	102,816	103,264
Consumer	217	2	2	33,847	34,066

	$11,094	$2,691	$1,245	$1,393,442	$1,407,227

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Accruing Loans 90 or More Days Past Due	Current Loans	Total
2015
Commercial and industrial	$5,651	$742	$6	$329,278	$335,671
Commercial real estate	1,079	284	—	493,301	494,664
Commercial and land development	277	82	—	209,338	209,697
1-4 family residential	1,429	314	—	172,140	173,883
Agriculture	196	779	—	99,746	100,721
Consumer	859	70	—	40,748	41,677

	$9,491	$2,271	$6	$1,344,551	$1,356,313

The following table presents information related to impaired loans (excluding purchased impaired loans of $26.7 million and $34.2 million, respectively) as of and for the years ended December 31, 2016 and 2015 (in thousands):

	Unpaid Contractual Principal Balance	Recorded Investment	Related Specific Allowance
2016
With no related allowance recorded
Commercial and industrial	$1,482	$1,372	$—
Commercial real estate	4,625	3,712	—
Construction and land development	1,167	1,151	—
1-4 family residential	787	650	—
Agriculture	919	225	—
Consumer	237	165	—

Total	$9,217	$7,275	$—

With an allowance recorded
Commercial and industrial	$17,748	$17,302	$(14,544)
Commercial real estate	521	521	(256)
Construction and land development	5,605	5,605	(407)
1-4 family residential	37	37	(10)
Agriculture	—	—	—
Consumer	—	—	—

Total	$23,911	$23,465	$(15,217)

Total	$33,128	$30,740	$(15,217)

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Unpaid Contractual Principal Balance	Net Recorded Investment	Related Specific Allowance
2015
With no related allowance recorded
Commercial and industrial	$424	$417	$—
Commercial real estate	1,562	955	—
Construction and land development	156	143	—
1-4 family residential	987	866	—
Agriculture	866	835	—
Consumer	303	237	—

Total	$4,298	$3,453	$—

With an allowance recorded
Commercial and industrial	$5,470	$5,252	$(1,221)
Commercial real estate	3,612	2,916	(261)
Construction and land development	23	11	(11)
1-4 family residential	—	—	—
Agriculture Consumer	328	310	(77)

Total	$9,433	$8,489	$(1,570)

Total	$13,731	$11,942	$(1,570)

Interest income recognized, substantially on the cash basis, on non-purchase credit impaired loans was immaterial for the years ended December 31, 2016 and 2015, respectively. Recorded investment balances presented above is the contractual loan balance less prior charge-offs and remaining fair value adjustments from acquisition. Recorded investment excludes unearned loan origination fees and accrued interest receivable which are immaterial.

The Company has purchased impaired loans that have subsequently deteriorated since acquisition and now have a specific allowance. As of December 31, 2016 and 2015, the net recorded investment of these loans was $5.5 million and $9.1 million with a related specific allowance of $102 thousand and $261 thousand respectively.

For the years ended December 31, 2016 and 2015, the average recorded investment in impaired loans, excluding purchased impaired loans, was $9.9 million and $8.7 million, and the amount of interest income that would have been recognized on nonaccrual loans based on contractual terms was $410 thousand and $627 thousand.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Nonaccrual loans (excluding purchased impaired loans of $26.7 million and $34.2 million, respectively) were as follows at December 31, 2016 and 2015 (in thousands):

	2016	2015
Commercial and industrial	$17,868	$5,669
Commercial real estate	4,233	3,871
Construction and land development	5,636	143
1-4 family residential	650	877
Agriculture	225	835
Consumer	165	547

	$28,777	$11,942

In addition to the allowance for loan losses, ultimate credit loss on the recorded investment of loans is protected by the unaccreted fair value discounts from prior acquisitions. The following presents a reconciliation from contractual balance to net carrying value at December 31, 2016 and 2015 (in thousands):

	2016	2015
Contractual balance	$1,441,761	$1,402,104
Remaining fair value discounts	(5,966)	(10,050)
Allowance for loan losses	(28,870)	(14,479)
Deferred fees	(2,130)	(1,519)

Loans, net	$1,404,795	$1,376,056

Troubled Debt Restructurings: As of December 31, 2016 and December 31, 2015, the Company has a recorded investment in troubled debt restructurings of $2.6 million and $2.2 million. The Company has allocated specific reserves for those loans as of December 31, 2016 and December 31, 2015, of $882 thousand and $38 thousand. As of December 31, 2016, the Company had not committed to lend any additional amounts.

Purchased Credit Impaired Loans:

The carrying amount of all purchased impaired loans included in the accompanying consolidated balance sheets and the related outstanding balance at December 31 were as follows (in thousands):

	2016	2015
Outstanding contractual balance	$27,623	$39,162
Carrying amount	26,438	34,222
Allowance for loan losses	102	261

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following is a summary of changes in the accretable yields of loans acquired with deteriorated credit quality at acquisition for the years ended December 31 (in thousands):

	2016	2015
Beginning balance	$16,167	$15,370
Acquisitions	—	—
Net transfers from (to) nonaccretable difference to (from) accretable yield and derecognition of loans	(4,385)	4,248
Accretion	(2,337)	(3,451)

Ending balance	$9,445	$16,167

Loans acquired during the year ended December 31, 2015, that did not have deteriorated credit quality at the acquisition date had a contractual principal balance receivable of $276.5 million with an estimated $2.0 million in contractual cash flows that were not expected to be collected. These loans were recorded at a fair value of $272.9 million at acquisition date.

NOTE 5 - PREMISES AND EQUIPMENT, NET

Year-end premises and equipment were as follows (in thousands):

	2016	2015
Land and land improvements	$17,185	$17,759
Buildings and construction in progress	45,935	47,272
Furniture and equipment	7,346	8,427
Leasehold improvements	2,573	2,444
Less accumulated depreciation and amortization	(11,301)	(9,639)

Total premises and equipment, net	$61,738	$66,263

Depreciation and amortization expense for premises and equipment was approximately $3.6 million and $3.8 million in 2016 and 2015, respectively.

During 2016, management closed one branch in Arlington and subsequently sold the building also in 2016. Management closed one branch facility during 2016 and one branch facility during 2015, both in Colorado and transferred the net book value of $1.5 million and $3.4 million, respectively to Other Assets in the consolidated balance sheet until such time as those assets are sold. These assets are reported at the lower of their carrying value or fair value less estimated costs to sell. No impairment charges were recognized during 2016 and 2015.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 6 - GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of the Company’s goodwill and other intangible assets for 2016 and 2015 were as follows (in thousands):

	Goodwill	Other Intangibles
Balance as of January 1, 2015	$117,564	$11,372
Less:
Amortization	—	(1,885)

Balance as of December 31, 2015	117,564	9,487
Less:
CDI allocated to branch divestiture		(57)
Amortization	—	(1,651)

Balance as of December 31, 2016	$117,564	$7,779

Goodwill Impairment: At October 1, 2016 and 2015 the Company performed the required annual impairment test. The Company determined that there was no goodwill impairment during 2016 or 2015.

Core Deposit Intangible: Acquired core deposit intangibles were as follows at year-end:

	2016		2015
	Gross Carrying Amount	Gross Accumulated Amortization	Gross Carrying Amount	Gross Accumulated Amortization
Core deposit intangibles	$15,629	$7,850	$15,686	$6,199

Core deposit intangibles of $57 thousand was written off with the branch divestiture occurring during the year ended December 31, 2016.

The identified core deposit intangibles for each acquisition are being amortized using an accelerated amortization method over an initial weighted-average life of 9.4 years. The estimated aggregate future amortization expense for intangible assets remaining as of December 31, 2016, is as follows (in thousands):

2017	$1,520
2018	1,265
2019	1,101
2020	1,101
2021	1,101
Thereafter	1,691

$7,779

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 7 - DEPOSITS

Deposits were as follows at December 31, 2016 and 2015 (in thousands):

	2016	2015
Noninterest-bearing deposits	$642,849	$638,092
NOW accounts	361,077	365,683
Savings and interest checking	147,169	153,694
Money market accounts	363,570	392,945
Time deposits of $250 thousand or more	67,221	60,470
Time deposits under $250 thousand	245,139	282,996

Total deposits	$1,827,025	$1,893,880

The following table presents additional information about the Company’s year-end deposits (in thousands):

	2016	2015
Deposits from certain directors, executive officers, and their affiliates	$12,998	$20,493

Scheduled maturities of time deposits at December 31 were as follows (in thousands):

	2016	2015
2016	$—	$271,684
2017	253,376	49,413
2018	40,325	14,579
2019	11,466	4,683
2020	4,046	3,107
2021	3,147	—

Total	$312,360	$343,466

NOTE 8 - BORROWINGS

Securities Sold Under Agreements to Repurchase: The following summarizes repurchase activity at December 31 and annual activity information (dollars in thousands):

	2016	2015
Securities sold under agreements to repurchase at December 31	$19,081	$19,947
Year to date average balance	20,133	20,053
Weighted-average interest rate during the year	0.29%	0.26%

The securities sold under agreements to repurchase at December 31, 2016 are overnight and continuous, and were collateralized by securities with carrying amounts as follows (in thousands):

U. S. Treasury securities	$14,863
U. S. Agency securities	22,533
Residential mortgage-backed securities	1,056

Total	$38,452

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 8 - BORROWINGS (Continued)

Notes Payable: From time to time, the Company enters into contingent consideration agreements (notes payable) as part of its acquisitions. The contingent consideration is measured at fair value at the date of acquisition and at subsequent reporting dates. The difference between fair value of the contingent notes and the undiscounted expected future cash flows is amortized into earnings during the contractual term of the contingent note.

The Company issued two notes payable as contingent consideration to Treaty Oak Bancorp, Inc. and debt holders of Treaty Oak Bancshares, Inc. totaling approximately $4.7 million (the Treaty Notes). The Treaty Notes had a fixed interest rate of 2% per year, payable quarterly, and matured on February 9, 2016. After originally electing to receive Company voting common stock of $2.8 million, with the remaining note balance to be paid in cash, Treaty Oak Bancorp, Inc. elected to take all cash. This note payable was paid in full in the second quarter of 2015.

The Company issued two notes payable as contingent consideration to Broadmoor Capital Corporation totaling approximately $4.5 million (the Broadmoor Notes). The Broadmoor Notes had a fixed interest rate of 3.5% per year that was payable quarterly and matured on August 24, 2014. The Broadmoor Notes included an offset provision for losses incurred on certain identified assets as defined in the purchase agreement. The Broadmoor Notes were contractually paid in full during 2015. Due to anticipated recoveries, a $43 thousand residual balance remained at December 31, 2014 as a result of the offset provision. Ultimately, no recoveries were received during the final measurement period in 2015. As such, the residual balance was recognized through earnings as a fair value adjustment during 2015.

The table below presents the activity associated with the notes payable for the year ended December 31, 2015 (in thousands):

	Treaty Notes	Broadmoor Notes	Total
Balance, January 1, 2015	$4,874	$43	$4,917
Amortization	7	—	7
Payments	(4,656)	—	(4,656)
Change in fair value recognized through earnings	(225)	(43)	(268)

Balance, December 31, 2015	$—	$—	$—

Junior Subordinated Debentures: As a result of the Northstar Financial Corporation (“NFC”) acquisition, the Company assumed subordinated obligations to two statutory Trusts. The Trusts were created for the sole purpose of issuing and selling preferred securities and common securities, using the resulting proceeds to acquire junior subordinated debentures issued by NFC (the Debentures). Accordingly, the Debentures are the sole assets of the Trusts, and payments under the Debentures are the sole revenue of the Trusts. All of the common securities are owned by the Company; however, the Company is not the primary beneficiary of the Trusts. Accordingly, the Trusts are not included in the Company’s consolidated financial statements.

The Trusts have issued $13 million of floating-rate preferred securities and $403 thousand of common securities and have invested the proceeds from the securities in floating-rate Debentures of the Company. At acquisition date, the total debt was reduced by fair value adjustments totaling $2.8 million and will be amortized back to par over the estimated lives of the instruments. Information regarding the Debentures as of December 31, 2016 is shown in the following table (in thousands).

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 8 - BORROWINGS (Continued)

Investor	Issue Date	Contractual Liability	Carrying Amount	Maturity
Northstar Trust II	March 2007	$5,155	$4,790	June 15, 2037
Northstar Trust III	June 2007	8,248	7,663	September 15, 2037

Total		$13,403	$12,453

The stated term of the Debentures is 30 years with interest payable quarterly. The rate on the Debentures, which resets quarterly, is three-month LIBOR plus 1.67%. The Debenture rate was 2.63% and 2.18% at December 31, 2016 and December 31, 2015, respectively. Total amortization of the initial fair value adjustment during 2016 and 2015 was $435 thousand and $411 thousand, respectively, and was recorded as interest expense. The term, rate, and other features of the preferred securities are the same as the Debentures. The Company’s obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee of the Trusts’ obligations under the preferred securities.

Lines of Credit and Other Credit Facilities: Carlile Bancshares, Inc. has a one year $20 million unsecured revolving line of credit with a commercial bank. This line was renewed on November 1, 2016 with any unpaid principal and interest due and payable on November 1, 2017. Advances under this line accrue interest at prime, payable quarterly. As of December 31, 2016, there have been no amounts drawn on this line of credit.

The Company, through the subsidiary bank, has agreements with the FHLB and FRB to borrow funds and receive letter of credit commitments that are secured by pledged securities and a blanket lien on first mortgage loans and other collateral loans. There was approximately $531 million and $641 million of loans pledged to FHLB and FRB as of December 31, 2016 and 2015, respectively. Under this agreement, the borrowing limit varies and is dependent upon the amount of securities and the amount and type of loans pledged. As of December 31, 2016 and 2015, there were no borrowings outstanding under these agreements. There were approximately $92.9 million and $125.4 million of undisbursed letters of credit commitments outstanding at December 31, 2016 and 2015 to collateralize certain public deposits.

NOTE 9 - OFF-BALANCE-SHEET ARRANGEMENTS, COMMITMENTS, AND GUARANTEES

Financial Instruments With Off-Balance-Sheet Risk: In the normal course of business, the Company enters into various transactions, which, in accordance with generally accepted accounting principles, are not included in its consolidated balance sheets. The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Company minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded lines of credit, commitments to extend credit, and standby letters of credit is represented by the contractual notional amount of these instruments. The Company generally uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 9 - OFF-BALANCE-SHEET ARRANGEMENTS, COMMITMENTS, AND GUARANTEES (Continued)

Year-end financial instruments with off-balance-sheet risk were as follows (in thousands):

	2016	2015
Commitments to extend credit	$278,692	$251,965
Standby letters of credit	2,135	3,188

Lease Commitments: The Company leases certain office facilities and office equipment under operating leases. Rent expense for all operating leases totaled $1.9 million and $1.8 million in 2016 and 2015, respectively. Future minimum lease payments due under noncancellable operating leases at December 31, 2016, were as follows (in thousands):

Year ended December 31:
2017	$1,599
2018	1,382
2019	1,013
2020	800
2021	480
Thereafter	2,530

$7,804

NOTE 10 - REGULATORY CAPITAL MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of the bank subsidiaries’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The subsidiaries’ capital amounts and classification are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action.

In July 2013, the Federal Reserve published final rules for the adoption of the Basel III regulatory capital framework (the “Basel III Capital Rules”). The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (“CET1”), (ii) specify that Tier 1 capital consist of Common Equity Tier 1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define Common Equity Tier 1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to Common Equity Tier 1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations. The Basel III Capital Rules became effective for the Company on January 1, 2015, with certain transition provisions to be fully phased in by January 1, 2019.

Starting in January 2016, the implementation of the capital conservation buffer will be effective for the Company starting at the 0.625% level and increasing 0.625% each year thereafter, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and effectively increases the minimum required risk-weighted capital ratios.

Management believes that as of December 31, 2016, the Company and its bank subsidiary meet all capital adequacy requirements to which they are subject.

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 10 - REGULATORY CAPITAL MATTERS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2016 and 2015, the most recent notification from each respective bank subsidiary’s primary regulator categorized each of the Company’s bank subsidiaries as well-capitalized. Management believes that no conditions or events have occurred since the notification that resulted in a change of the institutions’ categories.

Actual and required capital amounts (in thousands) and ratios are presented in the table below. Capital conservation buffers are not included in the below table:

							To Be Well- Capitalized Under
				Required for Capital			Prompt Corrective
	Actual			Adequacy Purposes			Action Provisions
	Amount	Ratio		Amount	Ratio		Amount	Ratio
As of December 31, 2016
Total capital (to risk-weighted assets):
Consolidated	$226,093	13.74%	>	$131,597	8.0%		N/A	N/A
Northstar	206,023	12.65	>	130,318	8.0	>	$163,739	10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	$205,588	12.50%	>	$98,698	6.0%		N/A	N/A
Northstar	185,518	11.39	>	97,739	6.0	>	$130,991	8.0%
Common Equity Tier 1 capital (to risk-weighted assets):
Consolidated	$196,277	11.93%	>	$74,023	4.5%		N/A	N/A
Northstar	185,518	11.39	>	73,304	4.5	>	$106,430	6.5%
Tier 1 capital (to average assets):
Consolidated	$205,588	9.01%	>	$91,238	4.0%		N/A	N/A
Northstar	185,518	8.67	>	85,554	4.0	>	$113,340	5.0%
As of December 15, 2015
Total capital (to risk-weighted assets):
Consolidated	$301,685	18.4%	>	$131,478	8.0%		N/A	N/A
Northstar Texas	161,441	14.4	>	89,706	8.0	>	$112,133	10.0%
Northstar Colorado	65,425	13.0	>	40,392	8.0	>	50,491	10.0
Tier 1 capital (to risk-weighted assets):
Consolidated	$287,206	17.5%	>	$98,609	6.0%		N/A	N/A
Northstar Texas	152,335	13.6	>	67,280	6.0	>	$89,706	8.0%
Northstar Colorado	60,324	11.9	>	30,294	6.0	>	40,392	8.0
Common Equity Tier 1 capital (to risk-weighted assets):
Consolidated	$274,947	16.7%	>	$73,956	4.5%		N/A	N/A
Northstar Texas	147,733	13.2	>	50,460	4.5	>	$72,886	6.5%
Northstar Colorado	60,324	11.9	>	22,721	4.5	>	32,819	6.5
Tier 1 capital (to average assets):
Consolidated	$287,206	13.2%	>	$87,301	4.0%		N/A	N/A
Northstar Texas	152,335	9.5	>	64,425	4.0	>	$80,531	5.0%
Northstar Colorado	60,324	10.3	>	23,438	4.0	>	29,297	5.0

(Continued)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 11 - EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION

Equity Incentive Plan: The Company’s amended and restated 2015 Equity Incentive Plan (the Plan), which is board-approved, permits the grant of share options to its employees for up to 15% of the total issued and outstanding voting and nonvoting shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have vesting periods ranging from 0 to 6 years and have 10-year contractual terms.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the industry’s common stock. The Company uses historical data to estimate option exercise as well as estimated forfeiture rates. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted during the years ended December 31, 2016 and 2015 was determined using the following weighted-average assumptions as of the grant date.

	2016	2015
Risk-free interest rate	1.30%	1.60%
Expected term	5.00 years	5.00 years
Expected stock price volatility	24.35%	26.5%
Dividend yield	0.0%	0.0%
Weighted average per option fair value	$2.65	$3.44

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 11 - EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION (Continued)

A summary of the Company’s stock option activity for the years ended December 31, 2016 and 2015 is as follows:

	Options	Weighted Average Exercise Price
Options outstanding, January 1, 2015	2,485,226	$8.50
Granted	115,000	10.50
Exercised	(1,000)	10.50
Forfeited and expired	(36,500)	9.20

Options outstanding, December 31, 2015	2,562,726	8.58
Granted	150,500	9.90
Exercised/settlement in cash	(192,250)	7.50
Forfeited and expired	(24,250)	9.97

Options outstanding, December 31, 2016	2,496,726	8.73
Fully vested options	2,123,726	$8.55
Weighted average remaining term (years) – fully vested options		6.49
Vested and expected to vest options	2,496,726	$8.73
Weighted average remaining term (years) – vested and expected to vest options		6.73

The total compensation cost related to stock options during the years ended December 31, 2016 and 2015, was $669 thousand and $568 thousand, respectively.

In 2016, 190,000 fully vested options were settled in cash at the fair value of the awards at settlement date. No additional compensation expense was recorded for the 190,000 options settled in cash for the year ended December 31, 2016.

As of December 31, 2016 and 2015, there was $546 thousand and $1.1 million, respectively of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.90 years.

The Plan also permits the award of restricted common stock to certain employees of the Company. The shares will vest evenly over the required three-year employment period. During the year ended December 31, 2016, 66,425 shares were issued. There were no restricted shares issued prior to January 1, 2016.

The following table summarized the activity in nonvested shares for the nine months ended December 31, 2016:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested shares, January 1, 2016	—	$—
Granted during the period	66,425	11.73
Vested during the period	—	—
Forfeited during the period	—	—

Nonvested shares, December 31, 2016	66,425	$11.73

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 11 - EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION (Continued)

Compensation expense related to these award is recorded based on the fair value of the award at the date of grant and totaled $224 thousand for the year ended December 31, 2016. At December 31, 2016, unrecognized compensation cost related to the nonvested restricted stock granted was $555 thousand and will be recognized over an average period of 2.14 years.

NOTE 12 - OTHER NONINTEREST INCOME AND EXPENSE

Other noninterest income and expense totals are presented in the following tables. Components of these totals exceeding 1% of the aggregate of total net interest income for any of the years presented are stated separately (in thousands).

	2016	2015
Other noninterest income:
Service charge income	$5,010	$6,689
Gain on other real estate owned	1,255	128
Other	2,669	2,275

Total	$8,934	$9,092

	2016	2015
Other noninterest expense:
Advertising	$1,649	$1,633
FDIC assessment	1,033	1,467
Supplies	1,470	1,553
Change in fair value of note payable	—	(268)
Communications	1,369	1,495
Other	4,081	4,426

Total	$9,602	$10,306

NOTE 13 - INCOME TAXES

Income tax expense on the income from operations for follows the years ended December 31 was as follows (in thousands):

	2016	2015
Current income tax expense	$10,013	$1,586
Deferred income tax expense	(6,034)	6,411

Income tax expense	$3,979	$7,997

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 13 - INCOME TAXES (Continued)

A reconciliation of income taxes attributable to the company at the statutory federal income tax rate of 35% in 2016 and 34% in 2015 to net income taxes included in the accompanying consolidated statements of net income is as follows (in thousands):

	2016	2015
Income tax expense (computed at the statutory rate)	$5,508	$10,083
Tax exempt interest income	(688)	(797)
Bank owned life insurance income, net	(579)	(454)
Change in fair value of note payable	—	(91)
Nondeductible expenses and transaction costs	167	57
Life insurance proceeds	—	(105)
Change in applicable tax rate used to measure deferred tax asset	—	(402)
Other	(429)	(294)

Income tax expense, as reported	$3,979	$7,997

Deferred tax amounts at December 31 were as follows (in thousands):

	2016	2015
Deferred tax assets:
Net operating loss carryforward	$8,853	$9,824
Fair value adjustments on acquired loans	2,123	3,317
Allowance for loan losses	10,665	5,221
Equity compensation	2,847	2,796
Deferred compensation	921	1,118
Securities available for sale	1,023	195
Start-up costs	294	309
Nonaccrual loan interest	1,251	538
Other real estate owned	1,116	1,245
Other		702

Total gross deferred tax assets	$30,257	$25,265

Deferred tax liabilities:
Premises and equipment	$(3,233)	$(3,553)
Goodwill and other intangible assets, net	(2,980)	(3,375)
Prepaid expenses	(373)	(1,094)
Fair value adjustments on acquired junior subordinated debentures	(333)	(485)
Other	(391)	(673)

Total gross deferred tax liabilities	(7,310)	(9,180)

Net deferred tax asset	$22,947	$16,085

As of December 31, 2016 and 2015, the Company had federal net operating loss carryovers of $22.2 million and $23.6 million, respectively. The federal net operating losses are subject to a 20-year carryover period and will expire between 2020 and 2033 if not utilized. Section 382 of the Internal Revenue Code, as amended, imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its U.S. net operating losses to reduce its tax liability. The Company closed various stock

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 13 - INCOME TAXES (Continued)

acquisitions in prior years that invoked the Section 382 annual limitation. All of acquired federal net operating losses are subject to the annual limitation. The Company had federal tax credit carryovers of $132 thousand and $255 thousand respectively, as of December 31, 2016 and 2015, which never expire. As of December 31, 2016 and 2015, the Company had state net operating loss carryovers of $36.3 million and $43.9 million, respectively. The state net operating losses are subject to a 20-year carryover period and will expire between 2031 and 2034 if not utilized. The annual limitation previously described is also applicable at the state level. Approximately $16.2 million of acquired state net operating losses are subject to the annual limitation.

The Company expects future taxable income to support realization of its net operating loss carryforwards. Projections of future taxable income involve a degree of uncertainty due to reliance on events expected to occur in the future and outside circumstances beyond the Company’s control.

As of December 31, 2016 and 2015, the Company concluded that it was more likely than not that it would be able to realize its deferred tax assets.

The Company has no material unrecognized tax benefits at December 31, 2016 or 2015. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months. The Company has not recognized interest or penalties on unrecognized tax benefits in the consolidated income statements during 2016 or 2015, nor has it recorded a related accrual in the consolidated balance sheets at December 31, 2016 or 2015. The Company files income tax returns in the U.S. and in various states. The Company is subject to examination for years after 2012.

NOTE 14 - FAIR VALUE MEASUREMENTS

Principle of fair value is based on the assumptions that market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the inputs used to develop those assumptions and measure fair value. The hierarchy requires companies to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

A description of the valuation methodologies used for instruments measured at fair value follows, as well as the classification of such instruments within the valuation hierarchy.

Securities are classified within Level 1 when quoted market prices are available in an active market. Inputs include securities that have quoted prices in active markets for identical assets. If quoted market prices are unavailable, fair value is estimated using pricing models or quoted prices of securities with similar characteristics, at which point the securities would be classified within Level 2 of the hierarchy.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 14 - FAIR VALUE MEASUREMENTS (Continued)

The Company’s investment portfolio did not include Level 3 securities as of the years ended December 31, 2016 and 2015, respectively.

The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate levels within the fair value hierarchy, based on the inputs used to determine the fair value at the measurement date in the tables below (in thousands):

	Level 1	Level 2	Level 3
	Inputs	Inputs	Inputs	Total
2016
U.S. Treasury securities	$23,002	$—	$—	$23,002
U.S. government agencies	—	58,089	—	58,089
Residential mortgage-backedsecurities	—	170,805	—	170,805
State and political subdivisions	—	93,762	—	93,762
Other securities	5,211	—	—	5,211

Total assets	$28,213	$322,656	$—	$350,869

2015
U.S. Treasury securities	$22,942	$—	$—	$22,942
U.S. government agencies	—	58,806	—	58,806
Residential mortgage-backedsecurities	—	212,457	—	212,457
State and political subdivisions		106,338	—	106,338
Other securities	5,179	—	—	5,179

Total assets	$28,121	$377,601	$—	$405,722

Earn-out contingency	$—	$—	$384	$384

There were no transfers between Level 1, Level 2, and Level 3 during the year ended December 31, 2016 or 2015.

The Company may be required, from time to time, to record certain assets and liabilities at fair value on a nonrecurring basis. These include assets that are recorded at the lower of cost or fair value that were recognized at fair value below cost at the end of the period and all are classified as Level 3.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 14 - FAIR VALUE MEASUREMENTS (Continued)

The following table summarizes assets (non-purchase credit impaired loans and other real estate owned) recorded at fair value on a non-recurring basis at December 31 (in thousands):

Loans			Other Real Estate
	2016	2015	2016	2015
Commercial and industrial	$2,758	$4,031	$—	$—
Commercial real estate	265	2,655	406	446
Commercial and land development	5,198	—	—	1,472
1-4 family residential	27	—	—	404
Agriculture	—	—	—	—
Consumer	—	233	—	—

Total	$8,248	$6,919	$406	$2,322

The above assets were considered Level 3 assets. There were no liabilities recorded at fair value on a non-recurring basis.

The Company outsources valuation of impaired loans and other real estate owned to third party appraisers. Depending on the characteristics of the collateral, the appraiser may use the income, sales, and/or cost method to determine fair value. Additionally, the appraiser may use significant assumptions in determining the appraised values. For both loans and other real estate owned, the unobservable inputs were the additional adjustments applied by management to the appraised value to reflect such factors as noncurrent appraisals and revisions in estimated time to sell. These adjustments are determined based on qualitative judgments made by management on a case-by-case basis and are not observable inputs, although they are used in the determination of fair value. These adjustments have ranged from 0-60% of the appraised value.

At December 31, 2016 and 2015, impaired loans, excluding purchased impaired loans, with a carrying value of $10.5 million and $8.5 million, respectively, were reduced by specific valuation allowances totaling $2.2 million and $1.6 million, respectively, resulting in a net fair value of $8.3 million and $6.9 million, respectively. For the year ended December 31, 2016 and 2015, other real estate owned carried at fair value was net of valuation allowances of $487 thousand and $907 thousand, respectively.

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. The aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Interest-Bearing Demand and Time Deposits: The carrying amount of these short-term instruments approximates fair value. Because of the shorter term of the time deposits, the Company believes the carrying amount approximates fair value.

Securities Available for Sale: The method for determining fair value of securities has been previously disclosed.

Loans Held for Sale: The fair value of loans held for sale is determined based on commitments on hand from investors.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 14 - FAIR VALUE MEASUREMENTS (Continued)

Loans: The Company’s estimate of the fair value of loans is based on entry price. From time to time, the Company records nonrecurring fair value adjustments to impaired loans to reflect (1) partial write- downs that are based on the observable market price or current appraised value of the collateral, or (2) the full charge-off of the loan carrying value. Where appraisals are not available, estimated cash flows are discounted using a rate commensurate with the credit risk associated with those cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

The estimated fair value approximates carrying value for variable-rate loans that reprice frequently and with no significant change in credit risk. The fair value of fixed-rate loans and variable-rate loans, which reprice on an infrequent basis, is estimated by discounting future cash flows using the current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. An overall valuation adjustment is made for specific credit risks as well as general portfolio credit risk.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amounts payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable- rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities Sold Under Agreements to Repurchase: The carrying amounts of these repurchase agreements approximate fair value.

Junior Subordinated Debentures: The carrying value of these debentures approximate their estimated fair value as the debentures were adjusted to fair value at acquisition and subsequent changes in interest rates and credit risk has been immaterial.

The estimated fair values of all financial instruments at December 31 were as follows (in thousands):

	2016		2015
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Cash, interest-bearing demand and time deposits	$122,262	$122,262	$261,761	$261,761
Securities available for sale	350,869	350,869	405,722	405,722
Loans held for sale	17,181	17,525	10,848	11,065
Loans, net	1,404,795	1,402,240	1,376,056	1,371,897
Deposits	1,827,025	1,826,295	1,893,880	1,892,430
Securities sold under agreements to repurchase	19,081	19,081	19,947	19,947
Junior subordinated debentures	12,453	12,453	12,018	12,018

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 15 - LITIGATION

The Company is subject to various claims and legal actions that have arisen in the course of conducting business. In management’s opinion, the Company has adequate legal defenses with respect to these litigations. The resolution to these matters does not have a material adverse impact on the Company’s consolidated financial statements.

On February 15, 2013, the Company filed a lawsuit in Tarrant County, Texas, against the former CEO and Board of Directors of WIC (the Defendants). The lawsuit accuses the Defendants of making material misrepresentations to the Company that were made with knowledge and or recklessness as to their falsity and with intent to induce reliance. The suit also accuses the Defendants of fraud by nondisclosure for failure to disclose material facts to the Company that they had a duty to disclose, negligent misrepresentation, fraud in a stock transaction, and breach of duty. The Company seeks judgment against the Defendants for its damages. Subsequently, some of the defendants have filed suit against the Company seeking a recovery of legal fees. During 2014, the Company elected to settle with certain defendants and recorded $2.8 million in other income in 2014. The lawsuit filed against the Company by certain Defendants seeking recovery of legal fees was settled during 2016 and the Company paid $927 thousand in 2016. The Company had previously accrued $700 thousand at December 31, 2014 with an additional charge of $227 thousand expensed in 2016 in non-interest expense. The Company believes that the matter is fully resolved.

NOTE 16 - COMPANY SALE

On November 21, 2016, the Company entered into a definitive agreement to be acquired by Independent Bank Group (Independent). Under the terms of the agreement, Independent will issue shares of Independent common stock to the shareholders of the Company and pay cash to the Company’s option holders. The number of shares of Independent common stock to be issued to the Company’s shareholders is based upon aggregate merger consideration of $434 million divided by an agreed price of $47.40 per share of Independent common stock, adjusted for the aggregate amount of cash to be paid to option holders. Based upon the Independent stock price of $53.95 per share as of February 16, 2017, Independent would issue approximately 8.8 million shares of its common stock and pay cash in the amount of approximately $22.1 million. The $434 million figure used to calculate the merger consideration will be reduced on a dollar-for-dollar basis if the tangible equity of the Company is less than $200 million at closing.